EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Retirement, Severance, and Administrative Committee
Western Digital Corporation 401(k) Plan:
We consent to the incorporation by reference in the registration statement (No. 33-56128) on Form S-8 of Western Digital Corporation of our report dated December 22, 2008, with respect to the statement of net assets available for plan benefits of the Western Digital Corporation 401(k) Plan as of June 30, 2008, which report appears in the June 30, 2009 annual report on Form 11-K of the Western Digital Corporation 401(k) Plan.

/s/ KPMG LLP

Irvine, California
December 18, 2009